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                                                                       Exhibit 8


                                  July 31, 2002


PECO Energy Company
P.O. Box 8699
2301 Market Street
Philadelphia, PA 19101-8699

               Re:  PECO Energy Company

Dear Ladies and Gentlemen:

               We have acted as special counsel to PECO Energy Company (the "Company"), a Pennsylvania corporation, in connection with the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, relating to the registration, under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's $250,000,000 aggregate principal amount of 5.95% First and Refunding Mortgage Bonds due 2011, as described in the prospectus (the "Prospectus") included as part of the Registration Statement.

               We hereby adopt and confirm to you our opinions as set forth under the headings "Summary of the Exchange Offer: Tax Consequences" in the Prospectus Summary and "Certain United States Federal Income Tax Considerations" in the Prospectus, and hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                                     Very truly yours,


                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP